Exhibit 16.1




August 6, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of Calprop Corporation's Form 8-K/A dated August 6, 2004 and have the following comments:

1. We agree with the statements made in the first sentence of the first paragraph and paragraphs two through five of Item 4.

2. We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and paragraph six of Item 4.

Yours truly,

/s/ Deloitte & Touche LLP